UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 21, 2007

ACCELRYS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27118	33-0557266
(State or other jurisdiction of	Commission	(I.R.S. Employer
incorporation or organization)	file number	identification number)

10188 Telesis Court, San Diego, California 92121-1761

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 799-5000

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 20, 2007, the Board of Directors (the “Board”) of Accelrys, Inc. (the “Company”) elected Jeffrey Rodek to serve as a Class I director of the Company for a term expiring at the Company’s 2008 annual meeting of stockholders.  Beginning in 2004, Mr. Rodek served as the Executive Chairman of the Board of Directors of Hyperion Solutions Corporation (“Hyperion”) until its acquisition by Oracle Corporation earlier this year.  From 1999 through 2004, Mr. Rodek served as the Hyperion’s Chairman and Chief Executive Officer.  In addition to serving on the Board, Mr. Rodek will also serve on the Board’s Audit Committee, Human Resources Committee and Governance and Nominating Committee.

Mr. Rodek was not appointed to the Board pursuant to any arrangement or understanding between him and any other person. Mr. Rodek has not been a party to, nor has he had a direct or indirect material interest in, any transaction with the Company during our current or preceding fiscal year. In connection with his service as a director, Mr. Rodek will receive an annual retainer of $30,000 per year, paid quarterly, and a fee of $1,500 per board or committee meeting.  The Committee awarded Mr. Rodek 18,000 units of the Company’s common stock.  The award is effective as of, and will commence vesting on, August 30, 2007 and will vest in equal quarterly installments over three years as long as Mr. Rodek remains a member of the Board.  Receipt of the stock underlying the award is deferred to the earlier of three years from the date of the grant or cessation of Mr. Rodek’s service as a member of the Board.  The award will be made pursuant to the form of stock unit agreement attached hereto as Exhibit 99.1.  The Human Resources Committee has also approved the form of that agreement for use in future grants to the Company’s independent directors.

Item 8.01     Other Events

On August 21, 2007, we issued a press release announcing the election of Mr. Rodek to the Board.  A copy of this press release is attached hereto as Exhibit 99.2.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits.

	99.1	Stock Unit Agreement Form

	99.2	Press Release announcing election of Jeffrey Rodek to the Company’s Board of Directors, dated August 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELRYS, INC.

By:	/s/ Rick Russo
Rick Russo
Senior Vice President and Chief Financial Officer

Date:  August 21, 2007